Filed Pursuant to Rule 433

Registration Statement No. 333-225851

TOYOTA MOTOR CORPORATION

2.157% Senior Notes due 2022

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$500,000,000

Maturity Date:	July 2, 2022

Coupon (Interest Rate):	2.157%

Price to Public:	100.00%

Yield to Maturity:	2.157%

Spread to Benchmark Treasury:	48 basis points

Benchmark Treasury:	1.750% due June 15, 2022

Benchmark Treasury Price / Yield:	100-06 3/4 / 1.677%

Interest Payment Dates:	January 2 and July 2 of each year, starting on January 2, 2020

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Redemption Provision:	Optional tax redemption

Trade Date:	June 25, 2019

Settlement Date:	July 2, 2019 (T+5)

Expected Ratings:	AA- (S&P) / Aa3 (Moody’s)

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. BNP Paribas Securities Corp.

CUSIP:	892331 AE9

ISIN:	US892331AE95

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

Section 309B Notification—the notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322 or BNP Paribas Securities Corp. toll free at 1-800-854-5674.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

TOYOTA MOTOR CORPORATION

2.358% Senior Notes due 2024

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$500,000,000

Maturity Date:	July 2, 2024

Coupon (Interest Rate):	2.358%

Price to Public:	100.00%

Yield to Maturity:	2.358%

Spread to Benchmark Treasury:	63 basis points

Benchmark Treasury:	2.000% due May 31, 2024

Benchmark Treasury Price / Yield:	101-09 / 1.728%

Interest Payment Dates:	January 2 and July 2 of each year, starting on January 2, 2020

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Redemption Provision:	Optional tax redemption

Trade Date:	June 25, 2019

Settlement Date:	July 2, 2019 (T+5)

Expected Ratings:	AA- (S&P) / Aa3 (Moody’s)

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. BNP Paribas Securities Corp.

CUSIP:	892331 AF6

ISIN:	US892331AF60

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

Section 309B Notification—the notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322 or BNP Paribas Securities Corp. toll free at 1-800-854-5674.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

TOYOTA MOTOR CORPORATION

2.760% Senior Notes due 2029

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$500,000,000

Maturity Date:	July 2, 2029

Coupon (Interest Rate):	2.760%

Price to Public:	100.00%

Yield to Maturity:	2.760%

Spread to Benchmark Treasury:	77 basis points

Benchmark Treasury:	2.375% due May 15, 2029

Benchmark Treasury Price / Yield:	103-14 / 1.990%

Interest Payment Dates:	January 2 and July 2 of each year, starting on January 2, 2020

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Redemption Provision:	Optional tax redemption

Trade Date:	June 25, 2019

Settlement Date:	July 2, 2019 (T+5)

Expected Ratings:	AA- (S&P) / Aa3 (Moody’s)

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. BNP Paribas Securities Corp.

CUSIP:	892331 AG4

ISIN:	US892331AG44

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

Section 309B Notification—the notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322 or BNP Paribas Securities Corp. toll free at 1-800-854-5674.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.